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                                                                     EXHIBIT 4.4


                          FIRST ARTICLES OF AMENDMENT
                                       TO
                     THE RESTATED ARTICLES OF INCORPORATION
                                       OF
                            STERILE RECOVERIES, INC.

         FIRST: The Corporation's name is:

                            STERILE RECOVERIES, INC.

         SECOND: The Corporation adopts the following as new Section 3.5 of its Restated Articles of Incorporation:

         3.5 SERIES A PREFERRED STOCK.

         1. DESIGNATION; RANKING. The Corporation is authorized to issue up to 566,667 of its Series A Preferred Stock, having a par value of $.001 per share and a liquidation value of $18.00 per share. The Series A Preferred Stock ranks senior to the Common Stock and on a parity with any other class or series of preferred stock (collectively, the "Parity Securities").

         2. DIVIDENDS. (a) The issued and outstanding shares of Series A Preferred Stock will accrue dividends at a fixed two (2) percent annual rate from their original issuance date until the earlier of the Conversion Date (as defined below) or September 1, 2004, and will not accrue after that date. All accumulated dividends will be payable to holders of Series A Preferred Stock out of funds legally available for dividend payments quarterly in arrears on each September 1, December 1, March 1, and June 1 for the preceding three month period, commencing on December 1, 1998. Any dividends deferred because of the absence of legally available funds will be paid when funds become legally available. On any conversion of the Series A Preferred Stock to Common





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Stock, the holders will be entitled to a partial dividend payment for the period between the end of the prior dividend period and the Conversion Date.

         (b) The Corporation shall not pay full dividends on any Parity Securities unless full dividends have been (or contemporaneously will be) declared and paid on the Series A Preferred Stock for all completed dividend periods. If any dividends are not fully paid on the shares of Series A Preferred Stock and any other Parity Securities, all dividends declared on shares of the Series A Preferred Stock and any other Parity Securities shall be declared pro rata, so that the amounts of dividends declared per share on the Series A Preferred Stock and the Parity Securities in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and the Parity Securities bear to each other.

         (c) Holders of shares of the Series A Preferred Stock will be entitled to receive the dividends provided for in Section 2(a) in priority over any dividends on any of the Common Stock. So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not declare or pay any dividend on any of the Common Stock or make any payment on account of, or set apart for payment of money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Common Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Common Stock, or make any distribution in respect of the Common Stock, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Common Stock to the holders of Common Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the




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Common Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Common Stock, in each case unless the Corporation first pays all accrued and unpaid dividends on shares of the Series A Preferred Stock.

         (d) Subject to the foregoing provisions of this Section 2, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Common Stock or Parity Securities, and may purchase or otherwise redeem any of the Common Stock or Parity Securities or any warrants, rights or options exercisable for or convertible into any of the Common Stock or Parity Securities, and the holders of the shares of the Series A Preferred Stock shall not be entitled to share therein.

         3. VOTING. Each holder of Series A Preferred Stock will be entitled to one vote per share with respect to all matters on which holders of Common Stock have the right to vote. Each holder's votes will be counted together with the votes of the holders of shares of Common Stock and not separately as a class, except as otherwise required by applicable law. In cases in which the holders of shares of Series A Preferred Stock are entitled by applicable law to approve a matter or vote separately as a class, each holder will be entitled to one vote for each of its shares and the vote of a majority of the outstanding shares of Series A Preferred Stock will constitute the action of that class.

         4. LIQUIDATION PREFERENCE. If the Corporation liquidates, dissolves, or winds up its affairs (voluntarily or involuntarily) (a "Liquidation Event"), after paying or providing for payment of its debts and other liabilities, the Corporation shall pay to the holders of Series A Preferred Stock, before paying any amount to the holders of Common




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Stock, a cash amount for each share of Series A Preferred Stock equal to
$18.00, plus any accrued and unpaid dividends (the "Liquidation Price"). If its assets to be distributed among the holders of Series A Preferred Stock on a Liquidation Event are insufficient to permit the Corporation to pay the full Liquidation Price for each share of Series A Preferred Stock and the Parity Securities, the Corporation shall distribute its assets among the holders of Series A Preferred Stock and the Parity Securities ratably based on the respective amounts otherwise payable to them.

         5. CONVERSION. Each share of Series A Preferred Stock shall be convertible into Common Stock as follows:

         (a) CONVERSION OPTION. Subject to the terms and conditions of this
Section 5, the holder of any share of Series A Preferred Stock may, at the holder's option, at any time and from time to time (except on or following the effective date of any Liquidation Event), convert its shares of Series A Preferred Stock into the same number of fully paid and nonassessable shares of Common Stock.

         (b) MANDATORY CONVERSION. All shares of Series A Preferred Stock then outstanding will automatically be converted into the same number of fully paid and nonassessable shares of Common Stock on the earlier of (a) the date that the average daily closing price per share of the Common Stock, as reported in the Wall Street Journal for the twenty (20) consecutive trading days ending on the relevant date, is $18 or more or (b) the date that the Corporation enters into a definitive agreement that provides for all of the holders of Common Stock to receive consideration per share with a value of $18 or more.




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         (c) ADJUSTMENTS. If the Corporation declares a distribution with respect to the Common Stock, directly to holders of Common Stock as a dividend or indirectly through a reclassification, recapitalization, or similar rearrangement of the Common Stock, payable in cash, securities, evidences of indebtedness, or other assets or options or rights, the holders of Series A Preferred Stock will be entitled to a proportionate share of the distribution.

         (d) MECHANICS OF CONVERSION. A holder may exercise the conversion right specified in Section 5(a) as to all or any part of its Series A Preferred Stock by surrendering to the Corporation (or to another person designated by the Board of Directors) the certificates evidencing the shares it elects to convert, endorsed and assigned to the Corporation in blank, and accompanied by written notice confirming the holder's exercise of its conversion option as to all or a specified portion of the shares evidenced by the certificates. Each holder of outstanding Series A Preferred Stock shall promptly surrender its stock certificates to the Corporation on a mandatory conversion pursuant to
Section 5(b). Conversion of shares of Series A Preferred Stock to Common Stock will be effective when the holder delivers to the Corporation notice of its election to convert and certificates evidencing the converted shares (for a conversion pursuant to Section 5(a)) or on one of the dates specified in
Section 5(b) (for a conversion pursuant to Section 5(b)) (these respective dates are the "Conversion Date"). As promptly as practicable after the Conversion Date and in any event within fifteen (15) days after surrender of the certificate or certificates representing converted shares of Series A Preferred Stock, the Corporation shall issue and deliver at its expense to a converting holder (or to another person designated in writing by the holder), a certificate evidencing




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the number of whole shares of Common Stock to which such holder is entitled.
The person in whose name the certificate or certificates for Common Stock are to be issued will be deemed the holder of such Common Stock as of the close of business on the Conversion Date. On conversion of only a portion of the number of shares evidenced by a certificate surrendered for conversion, the Corporation shall issue and deliver at its expense to the converting holder (or to another person designated in writing by the holder) a new certificate for the number of shares of Series A Preferred Stock evidencing the unconverted portion of the surrendered certificate.

         At the close of business on the Conversion Date, (i) the converted shares of Series A Preferred Stock will cease to be outstanding, (ii) the holders of the converted shares will cease to have any further rights with respect to those shares, except to receive Common Stock with respect to the converted shares and to receive accrued dividends, and (iii) the holders of the converted shares will be deemed to have become the record holders of Common Stock for all purposes.

         (e) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall reserve out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the Series A Preferred Stock, the number of shares of Common Stock issuable on conversion of all outstanding Series A Preferred Stock.

         (f) ADJUSTMENTS FOR MERGER, CONSOLIDATION, ETC. In the case of any classification, reclassification, or other reorganization of the Corporation's capital stock, or in the case of the merger or consolidation of the Corporation with or into another corporation, or the conveyance to another corporation of all or any major portion of the Corporation's assets, then, as part of the classification, reclassification, merger,




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consolidation, or conveyance, adequate provision shall be made for each holder of Series A Preferred Stock, on exercise of its conversion privilege, to receive on the same basis and conditions set forth in this Section 5 with respect to the Common Stock, the stock, securities, or other property that the holder would have been entitled to receive on such classification, reclassification, merger, consolidation, or conveyance, if the holder had exercised the conversion privilege immediately before the classification, reclassification, merger, consolidation, or conveyance, and in any such case appropriate provision will be made with respect to the rights and interests of the holder to the end that the provisions of this Section 5 will be applicable to the shares of stock, securities, or other property deliverable on the exercise of the conversion privilege; and, as a condition of any consolidation, merger, or conveyance, any corporation that succeeds to the Corporation by reason of the merger, consolidation or conveyance shall assume the obligation to deliver, on exercise of the conversion privilege, the shares of stock, securities or other considerations that the holders of the Series A Preferred Stock are entitled to receive pursuant to this Section 5.

         6. REISSUANCE OF SHARES. Any shares of Series A Preferred Stock redeemed or otherwise reacquired by the Corporation will be canceled and not available for further issuance.

         THIRD: All other provisions of the Corporation's Restated Articles of Incorporation remain in full force and effect.

         FOURTH: Each of the foregoing amendments were adopted by the Corporation's Board of Directors on August 28, 1998. Shareholder approval was not required.




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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to the Restated Articles of Incorporation to be executed and attested by its authorized officer this 31st day of August, 1998.

                                           /s/ James T. Boosales
                                           ------------------------------------
                                           James T. Boosales, Executive Vice
                                           President and a Director




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